UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2022

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	BNFT	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 17, 2022 (the “Effective Date”), Benefitfocus, Inc. (the “Company”) and certain other subsidiaries of the Company entered into a credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, joint lead arranger and sole bookrunner and Wells Fargo Securities, LLC and Regions Bank as joint lead arrangers. The Credit Agreement replaces the existing credit facility, dated March 3, 2020, by and among the Company, certain subsidiaries of the Company, Silicon Valley Bank and the several banks and other financial institutions or entities from time to time party thereto.

The Credit Agreement includes credit facilities in an aggregate principal amount of up to $140 million, available through (i) a $15 million revolving credit facility (the “Revolving Credit Facility”), which includes a $10 million sublimit for the issuance of standby letters of credit and a $10 million sublimit for swingline loans, and (ii) a $125 million delayed-draw term loan facility (the “Term Facility,” which, together with the Revolving Credit Facility, comprises the Credit Agreement). Each of the Revolving Credit Facility and the Term Facility matures on August 17, 2026. Under the Term Facility, borrowings are available to be drawn prior to the 18th month anniversary of the Effective Date in up to three separate drawings of not less than $5 million (provided that only one drawing can occur after the first anniversary of the Effective Date). The Credit Agreement includes provisions permitting the Borrower to request increases in the amount of revolving and term loan commitments made available to the Company thereunder, in amounts of not less than $5 million and in an aggregate amount not to exceed $50 million.

Under the Credit Agreement, the interest rate for all borrowings will be determined by the Company’s consolidated leverage ratio with a margin on SOFR priced loans ranging from 2.00% to 3.25% and a margin on ABR priced loans ranging from 1.00% to 2.25%. The Company will pay a commitment fee on the daily unused revolving commitments and a fee on the daily unused delayed draw term loan commitments at a rate based on the Company’s leverage ratio and ranging from 0.20% to 0.40% per annum.

The obligations of the Company and its subsidiaries under the Credit Agreement are secured by a first priority lien (subject to certain permitted liens) in substantially all of their respective personal property assets.

The Credit Agreement includes customary affirmative and negative covenants, including financial covenants requiring the Company to maintain a maximum consolidated total net leverage ratio and minimum debt service coverage ratio, and certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for credit facilities of this nature.

The foregoing description of the Credit Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On August 18, 2022, the Company issued a press release announcing the execution of the Credit Agreement. A copy of the press release is included herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated August 17, 2022, by and among Benefitfocus, Inc., Benefitfocus.com, Inc., BenefitStore, LLC, JPMorgan Chase, N.A., as administrative agent, and the lenders from time to time party thereto.

99.1	Press Release dated August 18, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: August 18, 2022	/s/ Alpana Wegner
Alpana Wegner
Chief Financial Officer